Exhibit 5



                                   January 24, 1997



CUC International Inc.
707 Summer Street
Stamford, Conn.  06901

     Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

          I have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by CUC International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of approximately 5,622,327 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"). The Registration Statement is being filed in connection with a proposed secondary offering and sale of shares of the Common Stock, which shares were issued pursuant to the provisions of (x) a Stock Purchase Agreement dated November 26, 1996 (the "Plextel Acquisition Agreement") by and among the Company, Plextel Holdings, Inc., Plextel Telecommunications, Inc. ("Plextel") and the stockholders of Plextel, and (y) an Asset Purchase Agreement dated January 8, 1997 (the "Numa Acquisition Agreement", and together with the Plextel Acquisition Agreement, the "Acquisition Agreements") by and among the Company, Numa Corporation, Sandra Haslinger and certain other parties.

          In connection with the foregoing, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and the Acquisition Agreements and of such corporate records, certificates of public officials and other documents as I have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as original documents, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

          As to any facts material to this opinion which I did not independently establish or verify, I have relied upon statements and representations of the Company and its officers and agents and on certain certificates of public officials (including those of the Delaware Secretary of State).

          Based upon and subject to the foregoing, I am of the opinion that the shares of Common Stock being registered pursuant to the Registration Statement were legally issued and are fully paid and non-assessable.

          I hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in such Registration Statement, including any amendment thereto.

                                   Very truly yours,

                                   /s/ Amy N. Lipton

                                   Amy N. Lipton
                                   Senior Vice President
                                       and General Counsel